Exhibit 99.1

Best Buy Welcomes New Member to its Board of Directors

MINNEAPOLIS - Nov. 3, 2014 - Best Buy Co., Inc. announced today the appointment of J. Patrick Doyle to its Board of Directors. Doyle is the president and chief executive officer of Domino’s Pizza, the world leader in pizza delivery and the second largest pizza company in the world.

Doyle, 51, joined Domino’s Pizza in 1997, serving in a variety of leadership roles across its domestic and international businesses. He has been president and chief executive officer of Domino’s since March 2010.

"The transformation work Patrick led at Domino’s is nothing short of remarkable," said Hatim Tyabji, chairman of the Best Buy Board of Directors. "Best Buy is in the midst of a similar effort, and Patrick’s insights and experiences will be invaluable to the Board and senior management. We are pleased he is joining us and look forward to welcoming him at our upcoming Board meeting."

"I have a high regard for what Best Buy has accomplished over the past few years. Transformations are not easy but it is clear that this Board and senior management are prepared to do the work necessary to delight Best Buy’s consumers, whether they come to the brand via the web or in stores," Doyle said. "I am honored to have the opportunity to play a role in furthering this transformation."

Before joining Domino's Pizza, Doyle served as vice president and general manager for Gerber Products Company. Doyle’s previous experience includes leadership roles at Intravascular SA in LaCiotat, France and First Chicago Corporation. Doyle earned an MBA from The University of Chicago Booth School of Business and an undergraduate degree in Economics from the University of Michigan.

Doyle joined the Best Buy Board of Directors effective Oct. 31, 2014. He will stand for ratification at the Company’s annual regular meeting of shareholders in June 2015.

Investor Contact:
Mollie O’Brien, 612-291-7735
mollie.obrien@bestbuy.com

Media Contact:
Amy von Walter, 612-291-4490
amy.vonwalter@bestbuy.com